UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 19, 2009

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

(480) 515-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01              TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 19, 2009, Meritage Homes Corporation (the “Company”) elected to permanently reduce the commitment available under its First Amended and Restated Credit Agreement, (the “Credit Agreement”) from $500 million to $150 million, effective May 27, 2009.  The Credit Agreement dated as of May 16, 2006, as amended, is among the Company, Guaranty Bank as Administrative Agent and Swing Line Lender and the other lenders party thereto.

The Company reported a cash balance of $344 million as of March 31, 2009 and currently, has no borrowings outstanding under the Credit Agreement, although $21.4 million of the facility capacity is being used for outstanding letters of credit.

By reducing the commitment availability under the Credit Facility, the Company will reduce the fees payable under the Credit Agreement, including commitment fees and administrative agent fees, through its maturity on May 18, 2011 by approximately $3.2 million (based on current pricing levels).  However, the commitment reduction will result in a non-cash charge in the second quarter of 2009 of approximately $2.3 million for the write-off of previously capitalized debt issuance costs.

Based on its most recent projections, the Company does not currently anticipate that it will need to borrow under the Credit Agreement prior to the facility’s maturity in 2011.  Nevertheless, the Company determined it would be prudent to maintain the Credit Agreement at the reduced commitment level of $150 million.  The Company is in compliance with all covenants under the Credit Agreement, and currently anticipates remaining in compliance with all covenants through maturity of the facility.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include the Company’s statement that it does not currently anticipate the need to borrow under its Credit Agreement prior to May 2011 and that it will remain in compliance with the facility’s covenants.  Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; the ability of our potential buyers to sell their existing homes; the adverse effect of slower sales absorption rates; housing affordability; fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the propensity of homebuyers to cancel purchase orders with us; the availability and cost of insurance; construction defect and home warranty claims; the loss of key personnel; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; the availability and cost of materials and labor; changes in the availability and pricing of real estate in the markets in which the Company operates; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility and our ability to raise additional capital when and if needed; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; successful integration of future acquisitions; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or financial markets; our potential exposure to natural disasters; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 20, 2009

MERITAGE HOMES CORPORATION

/s/	Larry W. Seay
By:	Larry W. Seay
Executive Vice President, Chief Financial Officer and Chief Accounting Officer